ABERCROMBIE & FITCH CO. REPORTS SECOND QUARTER RESULTS

Executing against key transformation initiatives, while delivering previously-issued second quarter outlook

New Albany, Ohio, August 29, 2019: Abercrombie & Fitch Co. (NYSE: ANF) today announced results for the second quarter ended August 3, 2019. These compare to results for the second quarter ended August 4, 2018. A description of the use of non-GAAP financial measures and a schedule reconciling GAAP financial measures to adjusted non-GAAP and constant currency financial measures accompanies this release.

A summary of results for the second quarter ended August 3, 2019:

•	Net sales decreased 0.2% to $841.1 million, and increased 1% on a constant currency basis as compared to last year.

•	Comparable sales were flat against positive comparable sales of 3% last year.

•	Gross profit rate of 59.3% was down 90 basis points to last year.

•
Operating expense, excluding other operating income, of $537.8 million included $45.0 million of flagship store exit charges. Operating expense deleveraged 370 basis points and 470 basis points on a GAAP and an adjusted non-GAAP basis, respectively, reflecting a 530 basis point adverse impact from flagship store exit charges.

•
Operating loss of $39.5 million. Operating margin decreased 470 basis points from last year to a loss of 4.7%, primarily driven by the adverse impact of flagship store exit charges of 530 basis points. Excluding asset impairment charges last year, adjusted non-GAAP operating margin decreased 580 basis points or 530 basis points on a constant currency basis as compared to last year.

•
Net loss per diluted share was $0.48, reflecting the estimated adverse impact from flagship store exit charges of $0.50. This compares to last year GAAP net loss per diluted share of $0.06, adjusted non-GAAP net income per diluted share of $0.06 and adjusted non-GAAP net income per diluted share of $0.01 on a constant currency basis.

Fran Horowitz, Chief Executive Officer, said, "Trends improved throughout the second quarter, enabling us to deliver constant currency revenue growth and meet our previously-issued comp and gross profit rate outlook, while continuing to tightly manage expenses. Importantly, we have had a solid start to back-to-school in the U.S. and we look forward to building on that momentum in the back half through exciting product and cohesive marketing campaigns."

"While we are committed to delivering near-term results, we remain keenly focused on our long-term goals as we execute on our transformation initiatives. In the second quarter, we delivered 26 new store experiences, closed our Hollister SoHo flagship store in NYC, realized double digit digital sales growth, continued our investments in key personalization tools, and grew our loyalty membership accounts across brands. We plan to build on these actions as we continue to lay the foundation to achieving our fiscal 2020 target.”

Details related to net income (loss) per diluted share for the second quarter are as follows:

	2019 (1)	2018
GAAP	$(0.48)	$(0.06)
Excluded items, net of tax effect (2)	—	(0.12)
Adjusted non-GAAP	$(0.48)	$0.06
Adverse impact from changes in foreign currency exchange rates	—	(0.05)
Adjusted non-GAAP constant currency (3)	$(0.48)	$0.01

(1)
Includes the estimated adverse impact from flagship store exit charges of $0.50 per diluted share, net of tax effect which is calculated as the difference between the tax provision with and without these charges.

(2)
Excluded items consist of pre-tax store asset impairment of $8.7 million and discrete tax charges of $2.0 million related to the Tax Cuts and Jobs Act of 2017. There were no excluded items in the current year.

(3)	Excludes the estimated impact from foreign currency by applying current period exchange rates to prior year results, calculated using a 27% tax rate.

Details related to sales for the second quarter are as follows:

(in thousands)	2019	2018	% Change	Constant Currency % Change (1)	Comparable Sales (1)
Net sales by brand:
Hollister	$504,758	$500,836	1%	2%	0%
Abercrombie (2)	336,320	341,578	(2)%	(1)%	0%
Total company	$841,078	$842,414	0%	1%	0%

Net sales by region:
United States	$543,472	$531,446	2%	2%	2%
International	297,606	310,968	(4)%	(1)%	(3)%
Total company	$841,078	$842,414	0%	1%	0%

(1)
Constant currency financial measures exclude the impact from foreign currency by applying current period exchange rates to prior year results. Comparable sales are calculated on a constant currency basis. Refer to "REPORTING AND USE OF GAAP AND NON-GAAP MEASURES," for further discussion on these non-GAAP financial metrics.

(2)	Abercrombie includes the Abercrombie & Fitch and abercrombie kids brands.

Capital Expenditures and Depreciation and Amortization
For the fiscal 2019 year-to-date period ended August 3, 2019:

•	Capital expenditures were $94.2 million as compared to $54.1 million last year.

•	Depreciation and amortization expense was $81.5 million as compared to $93.2 million last year.

Cash and Equivalents, Gross Borrowings and Inventories
As of August 3, 2019 the company had:

•	Cash and equivalents of $499.8 million as compared to $581.2 million last year.

•	Gross borrowings under the company's term loan of $253.3 million, in line with last year.

•	Inventories of $487.1 million, an increase of approximately 7% over last year, with in-transit inventories and lower inventory reserves accounting for over half of this growth.

Dividends and Share Repurchases
As previously announced, on August 22, 2019 the Board of Directors declared a quarterly cash dividend of $0.20 per share on the Class A Common Stock of Abercrombie & Fitch Co., payable on September 16, 2019 to stockholders of record at the close of business on September 6, 2019.

In addition, the company repurchased 3.5 million shares during the second quarter and, at the end of the second quarter, had approximately 5.0 million shares remaining available for purchase under its publicly announced stock repurchase authorizations. The company has returned $84.2 million to stockholders through share repurchases and dividends during the fiscal 2019 year-to-date period.

Fiscal 2019 Full Year Outlook
For fiscal 2019, the company expects:

•
Net sales to be in the range of flat to up 2%, driven by comparable sales and net new store contribution, partially offset by an adverse impact from changes in foreign currency exchange rates of approximately $45 million of which approximately $26 million has been reflected in year-to-date results.

•	Comparable sales to be in the range of flat to up 2%, against positive comparable sales of 3% last year.

•
Gross profit rate to be down in the range of 50 to 90 basis points from the fiscal 2018 rate of 60.2%, reflecting a combined adverse impact from changes in foreign currency exchange rates and anticipated China tariffs of approximately 60 basis points.

•
Operating expense, excluding other operating income, to be up in the range 2% to 3% from fiscal 2018 adjusted non-GAAP operating expense of $2.03 billion, reflecting second quarter flagship store exit charges of $45 million.

•	Effective tax rate to be in the mid 20s.

•	Diluted weighted-average shares outstanding of approximately 66 million shares, excluding the effect of potential share buybacks.

•	Capital investments of approximately $200 million.

Fiscal 2019 Third Quarter Outlook
For the third quarter of fiscal 2019, the company expects:

•	Net sales to be up approximately 1%, reflecting an adverse impact from changes in foreign currency exchange rates of approximately $10 million.

•	Comparable sales to be approximately flat, against positive comparable sales of 3% last year.

•
Gross profit rate to be down approximately 100 basis points as compared to fiscal 2018 rate of 61.3%, reflecting a combined adverse impact from changes in foreign currency exchange rates and anticipated China tariffs of approximately 90 basis points.

•	Operating expense, excluding other operating income, to be up in the range of 1% to 2% from fiscal 2018 adjusted non-GAAP operating expense of $493 million.

•	Effective tax rate to be in the mid-to-upper 20s.

Estimated Impact of China Tariffs
The outlooks provided above incorporate the estimated impact of tariffs imposed on merchandise imported from China into the U.S. in effect as of the end of the second quarter of fiscal 2019 as well as anticipated additional tariffs of up to 30% which have been proposed on select apparel and footwear merchandise imported from China to the U.S. The imposition of these additional List 3 tariffs, which are scheduled to begin October 1, 2019, and List 4 tariffs, which are scheduled to begin September 1, 2019, are expected to have a direct adverse impact on cost of merchandise and gross profit of approximately $6 million for the fall season. This estimated impact is based on the starting rate of 15% for List 4 items. As a reminder, in fiscal 2018 roughly 25% of the company's merchandise received was sourced from China and imported into the U.S. and our outlook assumes this figure will be below 20% for fiscal 2019.

Conference Call
Today at 8:30 AM, ET, the company will conduct a conference call. To listen to the conference call, dial (800) 458-4121 or go to corporate.abercrombie.com. The international call-in number is (323) 794-2093. This call will be recorded and made available by dialing the replay number (888) 203-1112 or the international number (719) 457-0820 followed by the conference ID number 2571833 or through corporate.abercrombie.com. A presentation of second quarter results will be available in the "Investors" section at corporate.abercrombie.com at approximately 7:30 AM, ET, today.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
A&F cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this Press Release or made by management or spokespeople of A&F involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the company's control. Words such as "estimate," "project," "plan," "believe," "expect," "anticipate," "intend," and similar expressions may identify forward-looking statements. Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements. The following factors, in addition to those disclosed in “ITEM 1A. RISK FACTORS” of A&F's Annual Report on Form 10-K for the fiscal year ended February 2, 2019, and in A&F's subsequently filed quarterly report on Form 10-Q, in some cases have affected, and in the future could affect, the company's financial performance and could cause actual results for fiscal 2019 and beyond to differ materially from those expressed or implied in any of the forward-looking statements included in this Press Release or otherwise made by management: changes in global economic and financial conditions, and the resulting impact on consumer confidence and consumer spending, as well as other changes in consumer discretionary spending habits, could have a material adverse effect on our business, results of operations and liquidity; failure to anticipate customer demand and changing fashion trends and to manage our inventory commensurately could adversely impact our sales levels and profitability; our market share may be negatively impacted by increasing competition and pricing pressures from companies with brands or merchandise competitive with ours; fluctuations in foreign currency exchange rates could adversely impact our financial condition and results of operations; our ability to attract customers to our stores depends, in part, on the success of the shopping malls or area attractions that our stores are located in or around; the impact of war, acts of terrorism or civil unrest could have a material adverse effect on our operating results and financial condition; the expansion of our direct-to-consumer sales channels and omnichannel initiatives are significant components of our growth strategy, and the failure to successfully develop our position across all channels could have an adverse impact on our results of operations; our international growth strategy and ability to conduct business in international markets may be adversely affected by legal, regulatory, political and economic risks; failure to successfully implement our strategic plans could have a negative impact on our growth and profitability; failure to protect our reputation could have a material adverse effect on our brands; our business could suffer if our information technology systems are disrupted or cease to operate effectively; we may be exposed to risks and costs associated with cyber-attacks, data protection, credit card fraud and identity theft that would cause us to incur unexpected expenses and reputation loss; our reliance on DCs makes us susceptible to disruptions or adverse conditions affecting our supply chain; changes in the cost, availability and quality of raw materials, labor, transportation, and trade relations could cause manufacturing delays and increase our costs; we depend upon independent third parties for the manufacture and delivery of all our merchandise, and a disruption of the manufacture or delivery of our merchandise could result in lost sales and could increase our costs; we rely on the experience and skills of our senior executive officers and associates, the loss of whom could have a material adverse effect on our business; extreme weather conditions, including natural disasters, pandemic disease and other unexpected events, could negatively impact our facilities, systems and stores, as well as the facilities and systems of our vendors and manufacturers, which could result in an interruption to our business and adversely affect our operating results; fluctuations in our tax obligations and effective tax rate may result in volatility in our results of operations; our litigation exposure could have a material adverse effect on our financial condition and results of operations; failure to adequately protect our trademarks could have a negative impact on our brand image and limit our ability to penetrate new markets; changes in the regulatory or compliance landscape and compliance with changing regulations for accounting, corporate governance and public disclosure could adversely affect our business, results of operations and reported financial results; and, our Asset-Based Revolving Credit Agreement and our Term Loan Agreement include restrictive covenants that limit our flexibility in operating our business.

About Abercrombie & Fitch Co.
Abercrombie & Fitch Co. (NYSE: ANF) is a leading, global specialty retailer of apparel and accessories for Men, Women and Kids through three renowned brands. For more than 125 years, the iconic Abercrombie & Fitch brand has outfitted innovators, explorers and entrepreneurs. Today, the brand reflects the updated attitude of the modern customer, while remaining true to its heritage of creating expertly crafted products with an effortless, American style. The Hollister brand epitomizes liberating the carefree spirit of an endless California summer for the teen market. abercrombie kids creates smart, playful apparel for children ages 5-14, celebrating the wide-eyed wonder of childhood.

The brands share a commitment to offering products of enduring quality and exceptional comfort that allow consumers around the world to express their own individuality and style. The company operates over 850 stores under these brands across North America, Europe, Asia and the Middle East, as well as the e-commerce sites www.abercrombie.com and www.hollisterco.com.

Investor Contact:	Media Contact:

Pamela Quintiliano	Ian Bailey
Abercrombie & Fitch Co.	Abercrombie & Fitch Co.
(614) 283-6751	(614) 283-6192
Investor_Relations@anfcorp.com	Public_Relations@anfcorp.com

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended		Thirteen Weeks Ended
	August 3, 2019	% of Net Sales	August 4, 2018	% of Net Sales
Net sales	$841,078	100.0%	$842,414	100.0%
Cost of sales, exclusive of depreciation and amortization	342,445	40.7%	335,519	39.8%
Gross profit	498,633	59.3%	506,895	60.2%
Stores and distribution expense	376,347	44.7%	374,552	44.5%
Marketing, general and administrative expense	115,694	13.8%	123,883	14.7%
Flagship store exit charges	44,994	5.3%	—	0.0%
Asset impairment, exclusive of flagship store exit charges	715	0.1%	8,671	1.0%
Other operating loss (income), net	367	0.0%	(434)	(0.1)%
Operating (loss) income	(39,484)	(4.7)%	223	0.0%
Interest expense, net	1,370	0.2%	3,023	0.4%
Loss before income taxes	(40,854)	(4.9)%	(2,800)	(0.3)%
Income tax (benefit) expense	(11,330)	(1.3)%	24	0.0%
Net loss	(29,524)	(3.5)%	(2,824)	(0.3)%
Less: Net income attributable to noncontrolling interests	1,618	0.2%	1,029	0.1%
Net loss attributable to Abercrombie & Fitch Co.	$(31,142)	(3.7)%	$(3,853)	(0.5)%

Net loss per share attributable to Abercrombie & Fitch Co.:
Basic	$(0.48)		$(0.06)
Diluted	$(0.48)		$(0.06)

Weighted-average shares outstanding:
Basic	65,156		68,008
Diluted	65,156		68,008

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Twenty-six Weeks Ended		Twenty-six Weeks Ended
	August 3, 2019	% of Net Sales	August 4, 2018	% of Net Sales
Net sales	$1,575,050	100.0%	$1,573,313	100.0%
Cost of sales, exclusive of depreciation and amortization	632,327	40.1%	624,073	39.7%
Gross profit	942,723	59.9%	949,240	60.3%
Stores and distribution expense	732,959	46.5%	731,899	46.5%
Marketing, general and administrative expense	227,641	14.5%	248,780	15.8%
Flagship store exit charges	46,738	3.0%	3,808	0.2%
Asset impairment, exclusive of flagship store exit charges	2,377	0.2%	9,727	0.6%
Other operating income, net	(250)	—%	(2,994)	(0.2)%
Operating loss	(66,742)	(4.2)%	(41,980)	(2.7)%
Interest expense, net	1,986	0.1%	6,041	0.4%
Loss before income taxes	(68,728)	(4.4)%	(48,021)	(3.1)%
Income tax benefit	(20,918)	(1.3)%	(3,689)	(0.2)%
Net loss	(47,810)	(3.0)%	(44,332)	(2.8)%
Less: Net income attributable to noncontrolling interests	2,487	0.2%	1,982	0.1%
Net loss attributable to Abercrombie & Fitch Co.	$(50,297)	(3.2)%	$(46,314)	(2.9)%

Net loss per share attributable to Abercrombie & Fitch Co.:
Basic	$(0.76)		$(0.68)
Diluted	$(0.76)		$(0.68)

Weighted-average shares outstanding:
Basic	65,848		68,254
Diluted	65,848		68,254

Abercrombie & Fitch Co.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	August 3, 2019 (1)	February 2, 2019	August 4, 2018
Assets
Current assets:
Cash and equivalents	$499,757	$723,135	$581,166
Receivables	98,691	73,112	91,719
Inventories	487,109	437,879	454,913
Other current assets	86,586	101,824	115,276
Total current assets	1,172,143	1,335,950	1,243,074
Property and equipment, net	649,360	694,855	691,933
Operating lease right-of-use assets	1,216,998	—	—
Other assets	368,503	354,788	379,190
Total assets	$3,407,004	$2,385,593	$2,314,197

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$226,234	$226,878	$213,167
Accrued expenses	279,050	293,579	311,930
Short-term portion of operating lease liabilities	273,989	—	—
Short-term portion of deferred lease credits	—	19,558	19,449
Income taxes payable	10,903	18,902	8,189
Total current liabilities	790,176	558,917	552,735
Long-term liabilities:
Long-term portion of operating lease liabilities	$1,229,609	$—	$—
Long-term portion of borrowings, net	251,033	250,439	249,920
Long-term portion of deferred lease credits	—	76,134	75,963
Leasehold financing obligations	—	46,337	47,171
Other liabilities	132,891	235,145	241,024
Total long-term liabilities	1,613,533	608,055	614,078
Total Abercrombie & Fitch Co. stockholders' equity	991,977	1,208,900	1,137,310
Noncontrolling interests	11,318	9,721	10,074
Total stockholders' equity	1,003,295	1,218,621	1,147,384
Total liabilities and stockholders' equity	$3,407,004	$2,385,593	$2,314,197

(1)
The company adopted the new lease accounting standard in the first quarter of fiscal year 2019 using a modified retrospective transition method and elected the option to not restate comparative period financial statements.

Reporting and Use of GAAP and Non-GAAP Measures
The company believes that each of the non-GAAP financial measures presented are useful to investors as they provide a measure of the company’s operating performance excluding the effect of certain items which the company believes do not reflect its future operating outlook, and therefore supplement investors' understanding of comparability of operations across periods. Management used these non-GAAP financial measures during the periods presented to assess the company's performance and to develop expectations for future operating performance. Non-GAAP financial measures should be used supplemental to, and not as an alternative to, the company's GAAP financial results, and may not be calculated in the same manner as similar measures presented by other companies.

The company also provides certain financial information on a constant currency basis to enhance investors' understanding of underlying business trends and operating performance, by removing the impact of foreign currency exchange rate fluctuations. The effect from foreign currency, calculated on a constant currency basis, is determined by applying current year average exchange rates to prior year results and is net of the year-over-year impact from hedging. The per diluted share effect from foreign currency is calculated using a 27% tax rate.

In addition, the company provides comparable sales, defined as the percentage year-over-year change in the aggregate of: (1) sales for stores that have been open as the same brand at least one year and whose square footage has not been expanded or reduced by more than 20% within the past year , with prior year’s net sales converted at the current year’s foreign currency exchange rate to remove the impact of foreign currency rate fluctuation, and (2) direct-to-consumer sales with prior year’s net sales converted at the current year’s foreign currency exchange rate to remove the impact of foreign currency rate fluctuation.

At times, the company may also refer to certain non-GAAP store-level metrics, including 4-wall operating margins. Store-level 4-wall operating margins exclude certain components of the company's results of operations, including but not limited to, amounts related to marketing, depreciation and amortization related to home-office and IT assets, distribution center expense, direct-to-consumer expense, and other corporate overhead expenses that are considered normal operating costs as well as all asset impairment and flagship store exit charges. This measure also excludes certain product costs related to direct-to-consumer, wholesale, licensing and franchise operations as well as variances from estimated freight and import costs, and provisions for inventory shrink and lower of cost or net realizable value. In addition, this metric excludes revenue other than store sales and does not include gift card breakage. As such, store-level 4-wall operating margins is not indicative of the overall results of the company and does not accrue directly to the benefit of shareholders because of these exclusions. The company provides store-level 4-wall operating margins on occasion because it believes that it provides a meaningful supplement to the company's operating results.

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Thirteen Weeks Ended August 4, 2018
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded items	Adjusted non-GAAP
Asset impairment, exclusive of flagship store exit charges (2)	$8,671	$8,671	$—
Operating income	223	(8,671)	8,894
(Loss) income before income taxes	(2,800)	(8,671)	5,871
Income tax expense (3)	24	(647)	671
Net (loss) income attributable to Abercrombie & Fitch Co.	$(3,853)	$(8,024)	$4,171

Net (loss) income per diluted share attributable to Abercrombie & Fitch Co.	$(0.06)	$(0.12)	$0.06
Diluted weighted-average shares outstanding:	68,008		69,733

(1)	"GAAP" refers to accounting principles generally accepted in the United States of America.

(2)	Excluded Items consist of asset impairment charges of $8.7 million related to store assets whose carrying value exceeded fair value.

(3)
Excluded Items consist of discrete tax charges of $2.0 million related to the Tax Cuts and Jobs Act of 2017, and the tax effect of excluded items, calculated as the difference between the tax provision on a GAAP basis and an adjusted non-GAAP basis.

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Twenty-six Weeks Ended August 4, 2018
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded items	Adjusted non-GAAP
Marketing, general and administrative expense (2)	$248,780	$5,600	$243,180
Asset impairment, exclusive of flagship store exit charges (3)	9,727	8,671	1,056
Operating loss	(41,980)	(14,271)	(27,709)
Loss before income taxes	(48,021)	(14,271)	(33,750)
Income tax benefit (4)	(3,689)	(2,188)	(1,501)
Net loss attributable to Abercrombie & Fitch Co.	$(46,314)	$(12,083)	$(34,231)

Net loss per diluted share attributable to Abercrombie & Fitch Co.	$(0.68)	$(0.18)	$(0.50)
Diluted weighted-average shares outstanding:	68,254		68,254

(1)	"GAAP" refers to accounting principles generally accepted in the United States of America.

(2)	Excluded Items consist of legal charges of $5.6 million in connection with a settlement of a class action claim, which received final court approval in the fourth quarter of fiscal 2018.

(3)	Excluded Items consist of asset impairment charges of $8.7 million related to store assets whose carrying value exceeded fair value.

(4)
Excluded Items consist of discrete tax charges of $2.0 million related to the Tax Cuts and Jobs Act of 2017, and the tax effect of excluded items, calculated as the difference between the tax provision on a GAAP basis and an adjusted non-GAAP basis.

Abercrombie & Fitch Co.
Reconciliation of Constant Currency Financial Measures
Thirteen Weeks Ended August 3, 2019
(in thousands, except change in net sales, gross profit rate, operating margin and per share data)
(Unaudited)

Net sales	2019	2018	% Change
Total company:
GAAP (1)	$841,078	$842,414	0%
Adverse impact from changes in foreign currency exchange rates (2)	—	(9,957)	1%
Net sales on a constant currency basis	$841,078	$832,457	1%
Hollister:
GAAP (1)	$504,758	$500,836	1%
Adverse impact from changes in foreign currency exchange rates (2)	—	(6,984)	1%
Net sales on a constant currency basis	$504,758	$493,852	2%
Abercrombie:
GAAP (1)	$336,320	$341,578	(2)%
Adverse impact from changes in foreign currency exchange rates (2)	—	(2,973)	1%
Net sales on a constant currency basis	$336,320	$338,605	(1)%
United States:
GAAP (1)	$543,472	$531,446	2%
Adverse impact from changes in foreign currency exchange rates (2)	—	*	*
Net sales on a constant currency basis	$543,472	$531,446	2%
International:
GAAP (1)	$297,606	$310,968	(4)%
Adverse impact from changes in foreign currency exchange rates (2)	—	(9,957)	3%
Net sales on a constant currency basis	$297,606	$301,011	(1)%

Gross profit	2019	2018	BPS Change (3)
GAAP (1)	$498,633	$506,895	(90)
Adverse impact from changes in foreign currency exchange rates (2)	—	(8,025)	30
Gross profit on a constant currency basis	$498,633	$498,870	(60)

Operating (loss) income	2019	2018	BPS Change (3)
GAAP (1)	$(39,484)	$223	(470)
Excluded items (4)	—	(8,671)	110
Adjusted non-GAAP	$(39,484)	$8,894	(580)
Adverse impact from changes in foreign currency exchange rates (2)	—	(4,307)	50
Adjusted non-GAAP on a constant currency basis	$(39,484)	$4,587	(530)

Net (loss) income per diluted share attributable to Abercrombie & Fitch Co.	2019	2018	$ Change
GAAP (1)	$(0.48)	$(0.06)	$(0.42)
Excluded items, net of tax (4)	—	(0.12)	0.12
Adjusted non-GAAP	$(0.48)	$0.06	$(0.54)
Adverse impact from changes in foreign currency exchange rates (2)	—	(0.05)	0.05
Adjusted non-GAAP on a constant currency basis	$(0.48)	$0.01	$(0.49)

*	Not applicable.

(1)	"GAAP" refers to accounting principles generally accepted in the United States of America.

(2)
The estimated impact from foreign currency is determined by applying current period exchange rates to prior year results and is net of the year-over-year impact from hedging. The per diluted share estimated impact from foreign currency is calculated using a 27% tax rate.

(3)	The estimated basis point change has been rounded based on the percentage change.

(4)
Excluded items consist of pre-tax store asset impairment of $8.7 million and discrete tax charges of $2.0 million related to the Tax Cuts and Jobs Act of 2017 for the prior year, and the tax effect of excluded items, calculated as the difference between the tax provision on a GAAP basis and an adjusted non-GAAP basis. There were no excluded items in the current year.

Abercrombie & Fitch Co.
Store Count Activity

	Thirteen Weeks Ended August 3, 2019
	Hollister (1)		Abercrombie (2)		Total
	United States	International	United States	International	United States	International
May 4, 2019	393	149	267	48	660	197
New	4	3	1	—	5	3
Closed	(2)	—	—	—	(2)	—
August 3, 2019	395	152	268	48	663	200

	Twenty-six Weeks Ended August 3, 2019
	Hollister (1)		Abercrombie (2)		Total
	United States	International	United States	International	United States	International
February 2, 2019	393	149	270	49	663	198
New	5	3	1	—	6	3
Closed	(3)	—	(3)	(1)	(6)	(1)
August 3, 2019	395	152	268	48	663	200

(1)
Locations with Gilly Hicks carveouts within Hollister stores are represented as a single store count. Excludes nine international franchise stores as of each of August 3, 2019 and May 4, 2019 and eight as of February 2, 2019. Excludes six U.S. company operated Gilly Hicks temporary stores as of August 3, 2019 and two as of May 4, 2019.

(2)
Abercrombie includes the company's Abercrombie & Fitch and abercrombie kids brands. Locations with abercrombie kids carveouts within Abercrombie & Fitch stores are represented as a single store count. Excludes seven international franchise stores as of each of August 3, 2019, May 4, 2019 and February 2, 2019. Excludes four U.S. company operated abercrombie kids temporary stores as of August 3, 2019.